Exhibit 10.1

COVER SHEET

BASE CONTRACT FOR PURCHASE AND SALE OF COAL

This Base Contract for Purchase and Sale of Coal is entered into as of March 16, 2012 (the “Base Effective Date”). The parties to this Base Contract are:

Alliance Coal, LLC, a Delaware limited liability company	Seminole Electric Cooperative, Inc., a Florida rural electric cooperative corporation

Duns Number: 06-454-5726	Duns Number: 07-833-2657
Contract Number:	Contract Number:
U.S. Federal Tax ID Number: 73-0956034	U.S. Federal Tax ID Number: 59-1160409

Notices:
1717 South Boulder Avenue, Suite 400, Tulsa, OK 74119	P. O. Box 272000, Tampa, FL 33688-2000
Attn: Vice President – Contract Administration	Attn: Director Fuel Supply
Phone: 918-295-7619 Fax: 918-295-7360	Phone: 813-739-1234 Fax: 813-264-7907

Invoices and Payments:
1717 South Boulder Avenue, Suite 400, Tulsa, OK 74119	P. O. Box 273000, Tampa, FL 33688-3000
Attn: Accounts Receivable, Senior Accounting Clerk	Attn: Accounts Payable, Supervisor of Disbursements
Phone: 918-295-7638 Fax: 918-295-7357	Phone: 813-739-1332 Fax: 813-264-7906

Scheduling:
549 Mill Street, Hanson, KY 42413	P. O. Box 272000, Tampa, FL 33688-2000
Attn: Manager Field Services & Logistics Support	Attn: Director Fuel Supply
Phone: 270-249-2425 Cell: 270-836-5474 Fax: 270-667-2031	Phone: 813-739-1234 Fax: 813-264-7907

Wire Transfer or ACH Numbers (if applicable):
BANK: Fifth Third Bank, Cincinnati, OH	BANK: JP Morgan Chase
ABA: ****	ABA: ****
ACCT: ****	ACCT: ****
Other Details: For account of Alliance Coal, LLC	Other Details: For Acct. of Seminole Electric Cooperative, Inc.

Wire Transfer or ACH confirmation notice to be delivered to	Wire Transfer or ACH confirmation notice to be delivered to
Attn: Accounts Receivable by fax of 918-295-7357 or	Attn: Accounts Receivable by fax of 813-264-7966 or
By email to cordy.o’dell@arlp.com	by email to psmith@seminole-electric.com

This Cover Sheet, together with the attached General Terms and Conditions, exhibits, and schedules shall be referred to as the “Base Contract”. The terms defined in Article 1 and elsewhere in this Base Contract will have the meanings therein specified for the purpose of this Base Contract.

In witness whereof, the Parties have executed this Base Contract in triplicate.

Alliance Coal, LLC		Seminole Electric Cooperative, Inc.

By:	/s/ Robert G. Sachse	By:	/s/ Timothy S. Woodbury
Name: Robert G. Sachse		Name: Timothy S. Woodbury
Title: Executive Vice President		Title: CEO & General Manager
Date: March 16, 2012		Date: March 16, 2012

****	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

GENERAL TERMS AND CONDITIONS

BASE CONTRACT FOR PURCHASE AND SALE OF COAL

Article 1: Definitions

1.1 (reserved)

1.2 Affiliate means, with respect to any Person, any other Person (other than an individual) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. For this purpose, control means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

1.3 Analysis Person has the meaning set forth in Section 5.3.3.

1.4 ASTM means the American Society for Testing and Materials.

1.5 Bankruptcy Proceeding means with respect to a Party or entity, such Party or entity (a) makes an assignment or any general arrangement for the benefit of creditors, (b) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, (c) has such a petition filed against it and such petition is not withdrawn or dismissed within sixty (60) days after such filing, (d) otherwise becomes bankrupt or insolvent (however evidenced), or (e) is unable to pay its debts as they fall due .

1.6 Base Contract Term has the meaning set forth in Article 2.

1.7 Business Day means a day on which Federal Reserve member banks in New York City are open for business unless such day is a Holiday; and a Business Day shall open at 8:00 a.m. and close at 5:00 p.m. Eastern Prevailing Time.

1.8 Buyer means Seminole Electric Cooperative, Inc., a Florida rural electric cooperative corporation.

1.9 Claims mean all claims or actions that directly or indirectly relate to a right or obligation of a party hereunder, and any resulting losses, damages, expenses, attorneys’ fees and court costs, whether incurred by settlement or otherwise.

1.10 Coal means any and all of the coal to be sold by Seller and purchased by Buyer which (i) conforms to the Specifications or is otherwise accepted by Buyer under any Confirmation, (ii) contains no synthetic fuels and is substantially free from any extraneous materials, (iii) has a Standard Transportation Commodity Code (STCC) that begins with the first five digits “11-212” as set forth in the CSXT Standard Transportation Commodity Code Tariff STCC 6001-Series, and (iv) is ranked in the category of high volatile bituminous as defined by the ASTM Coal Classification System.

1.11 Commercially Reasonable Efforts means the taking by a Person of such action in accordance with reasonable commercial practices as applied to the particular matter in question to achieve the result as expeditiously as practicable without incurring unreasonable expense.

1.12 Confirmation shall have the meaning set forth in Section 3.2.1.

1.13 Contract Price means the price in $U.S. per Ton to be paid by Buyer to Seller for the purchase of Coal under a Confirmation.

1.14 Contract Quantity means the quantity of Coal that Seller agrees to sell and deliver to Buyer, and that Buyer agrees to purchase and receive from Seller, pursuant to a Confirmation and specified in the final nomination for a Nomination Period.

1.15 Contract Year shall mean the calendar year of January 1 through December 31.

1.16 Costs means any fees, commissions and other transactional costs and expenses (including Legal Costs) reasonably incurred by a Non-Defaulting Party as a result of any terminated Confirmation(s) arising from default of a Party.

1.17 CSXT means Buyer’s Transporter which is CSX Transportation, Inc. and any interconnected railroad required to transport Coal originated at Seller’s Delivery Point.

1.18 Defaulting Party has the meaning set forth in Section 10.1.

1.19 Delivery Point means the agreed point(s) of delivery and receipt of the Coal pursuant to a Confirmation. Title to and risk of loss of the Coal shall pass to Buyer as set forth in Section 4.4.

1.20 Delivery Schedule has the meaning set forth in Section 4.3.

1.21 Early Termination Date has the meaning set forth in Section 10.2.

1.22 Eastern Prevailing Time means Eastern Standard Time or Eastern Daylight Time in effect in New York City, New York, as the case may be.

1.23 Event of Default has the meaning set forth in Section 10.1.

1.24 FOB shall have the meaning given to such term in the Uniform Commercial Code of the State of Florida.

1.25 Force Majeure has the meaning set forth in Article 8.

1.26 Gains mean the commercially reasonable present value of any economic benefit (exclusive of Costs) to a Party directly resulting from the cessation of its obligations under a terminated Confirmation.

1.27 Guarantor means the guarantor, if any, of Seller’s full and timely performance of Seller’s obligations under this Base Contract.

1.28 Holiday means a day recognized as a federal holiday in the United States of America.

1.29 Interest Rate shall be the prime rate of interest (as such rate is reported on the due date) for large U.S. Money Center commercial banks published under “Money Rates” by The Wall Street Journal plus two percent (2%), or the maximum applicable lawful interest rate, whichever is less.

1.30 Legal Costs means the reasonable out-of-pocket expenses, including attorney fees, incurred by a Party by reason of the enforcement of its rights under this Base Contract or any Confirmation.

1.31 Legal Proceedings means any suits, proceedings, judgments, rulings or orders in law or equity by or before any court or governmental authority.

1.32 Losses mean the commercially reasonable present value of any economic loss (exclusive of Costs) to a Party directly resulting from the cessation of its rights and obligations under a terminated Confirmation. .

1.33 MMBtu means one million British thermal units.

1.34 Monthly Shipment Notification Date has the meaning set forth in Section 4.3.

1.35 Monthly Shipment Volume has the meaning set forth in Section 4.3.

1.36 Nomination Period shall mean the period of January 1 through December 31 for scheduling Coal in any Contract Year pursuant to a Confirmation.

1.37 Non-Conforming Shipment has the meaning set forth in Section 6.2.

1.38 Non-Defaulting Party has the meaning set forth in Section 10.2.

1.39 Non-Performing Party means a Party which has failed to deliver or to take delivery of Coal as required under this Base Contract.

1.40 Objecting Person has the meaning set forth in Section 5.3.4.

1.41 Origin(s) means a Delivery Point that is directly served by CSXT located within the rate districts listed in Tariff CSXT 8200-Series, or a successor publication, or Epworth or Sugar Camp on the Evansville Western Railway (“EVWR”).

1.42 Party shall mean either Party to this Base Contract as indicated by the context, and “Parties” shall mean both parties to this Base Contract.

1.43 Performing Party means the Party other than the Non-Performing Party.

1.44 Person means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

1.45 Rejection Limits means the quality characteristics for the Coal specified in the relevant Confirmation that give rise to a rejection right of Buyer pursuant to Section 6.2 of this Base Contract and respective provisions of the Confirmation.

1.46 Replacement Price has the meaning set forth in Section 4.6.4.1.

1.47 Sales Price has the meaning set forth in Section 4.6.4.2.

1.48 Sampling Person has the meaning set forth in Section 5.3.1.

1.49 Seller means the Party to a Confirmation obligated to sell and deliver Coal during the Term of the Confirmation.

1.50 ShipCSX means CSXT’s coal scheduling and Unit Train management system.

1.51 Shipment means one Unit Train loaded on any one day in accordance with the applicable Transportation Specifications.

1.52 Shipping Report has the meaning set forth in Section 5.3.4.

1.53 SO2 means sulfur dioxide.

1.54 SO2 lbs./MMBtu means pounds sulfur dioxide per MMBtu.

1.55 Source means the mine(s), mining complexes, load out, river dock(s) or other point(s) of origin that Seller and Buyer agree are acceptable origins for the Coal specified in a Confirmation.

1.56 Specifications means the quality characteristics for the Coal subject to a Confirmation on an “as received” basis, using ASTM standards, or as specified in the relevant Confirmation.

1.57 Suspension Limits means the quality characteristics for the Coal specified in the relevant Confirmation that give rise to a suspension right of Buyer pursuant to Section 6.3 of this Base Contract and respective provisions of the Confirmation.

1.58 Taxes means any or all ad valorem, property, occupation, severance, generation, first use, conservation, energy, utility, gross receipts, privilege, sales, use, consumption, excise, lease, Confirmation, and other taxes, governmental charges, licenses, fees, permits and assessments, or increases therein, other than taxes based on net income or net worth.

1.59 Term means the period of time from the date a Confirmation is to commence to the date a Confirmation is to expire.

1.60 Third Party Impositions has the meaning set forth in Section 12.12.

1.61 Ton means 2,000 pounds.

1.62 Transportation Specifications means the agreement(s) or other arrangements made by either Party with its respective Transporter(s), as amended from time to time, covering the requirements for each Shipment.

1.63 Transporter means the entity or entities transporting Coal on behalf of Seller to and at the Delivery Point or on behalf of Buyer from the Delivery Point.

1.64 Unit Train shall mean approximately one hundred (100) railcars loaded together as an intact train in accordance with applicable Transportation Specifications or empty and being transported for delivery to the Source(s) as specified in the relevant Confirmation.

Article 2: Term

2.1 Term. The term of this Base Contract (the “Base Contract Term”) shall commence on the Base Effective Date and shall remain in effect until terminated by either Party upon thirty (30) days prior written notice; provided, however, that such termination shall not affect or excuse the performance of any Party under any provision of this Base Contract that by its terms survives any such termination; and provided further, that this Base Contract and any relevant Confirmations shall remain in effect with respect to any Confirmation(s) entered into on or prior to the date of the termination until each Party has fulfilled all of its obligations with respect to all such Confirmation(s).

Article 3: Transactions

3.1 Obligations for Purchase and Sale of Coal. A transaction shall be evidenced by a Confirmation as provided herein. Each Party agrees that it is legally bound by the terms of a Confirmation, as supplemented by this Base Contract, from the date that a Confirmation setting forth such terms is executed by the Parties (“Confirmation Date”). During the Term, Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, at the Delivery Point, the Contract Quantity specified in accordance with the terms and conditions of the Confirmation and this Base Contract.

3.2 Confirmations.

3.2.1 Execution. The Buyer will prepare and send to the Seller promptly after agreement as to a transaction a written confirmation memorializing the transaction (“Confirmation”) substantially in the form attached hereto as Exhibit A. Each Confirmation will be promptly executed by the Seller, if it accurately sets forth the terms and conditions of the transaction agreed by the Parties, and returned to Buyer. Each Confirmation will list the terms and conditions for the agreed transaction not otherwise covered by this Base Contract, including, without limitation, quantity, term, scheduling, price, source(s), delivery point(s), specifications, and any other relevant terms agreed to by the Parties, including any exceptions to this Base Contract.

3.2.2 Errors. Should the Confirmation not accurately set forth the agreed terms and conditions, the Parties shall use their best efforts to resolve any matters and execute a conforming Confirmation. Once executed by both Parties, the Confirmation shall be deemed correct and binding and conclusive evidence of the transaction agreed to by the Parties.

3.2.3 Inconsistency. In the event of any inconsistency between the provisions of this Base Contract and the terms set forth in a Confirmation, the Confirmation will prevail for the purpose of the relevant transaction.

3.2.4 Single Agreement. Each Confirmation shall supplement and form a part of this Base Contract and shall be read and construed together with this Base Contract and all other applicable Exhibits, which constitute a single integrated agreement between the Parties. All Confirmations are entered into in reliance on the fact that this Base Contract and all Confirmations form a single agreement between the Parties.

3.3 Confirmation Representations. On the Base Effective Date and on the Confirmation Effective Date, each Party represents and warrants to the other the following.

3.3.1 No Violation of Law. The execution, delivery and performance of this Base Contract and the relevant Confirmation have been duly authorized by all necessary corporate or other organizational action on its part and do not violate or conflict with any law applicable to it, its organizational documents or any order or judgment of a court or other agency of government applicable to it or its assets.

3.3.2 Obligations Binding. Its obligations under this Base Contract and each Confirmation are legally valid and binding obligations, enforceable in accordance with their terms.

3.3.3 Approvals and Permits. It has or will timely obtain any and all necessary governmental and other third party permits, approvals and licenses required in connection with the execution, delivery and performance of this Base Contract and any Confirmation.

3.3.4 No Bankruptcy. There are no Bankruptcy Proceedings pending or being contemplated by it or, to its knowledge, threatened against it.

3.3.5 No Legal Proceedings. There are no Legal Proceedings pending against it that materially adversely affect its ability to perform its obligations under this Base Contract and each Confirmation.

Article 4: Forecasting, Scheduling and Delivery

4.1 Annual Forecasting. On or before the immediately preceding July 1st,, Seller shall provide Buyer a Nomination Period quantity delivery and quality projection, by Source and by month, necessary to meet Buyer’s maximum Contract Quantity specified in the Confirmation(s). Buyer shall then provide Seller with its corresponding Nomination Period quantity projection, by month, on or before July 15th, and subsequently provide Seller an updated projection on or before September 1st. Seller shall then advise Buyer prior to September 15th as to any changes in the September 1st Nomination Period sourcing or quality that will be required. A final quantity nomination, by month, shall then be provided by Buyer to Seller on or before October 1st which shall be considered the Contract Quantity for the next Nomination Period. Notwithstanding the foregoing forecast, in the event that a Force Majeure event occurs, whether affecting Buyer or Seller, between October 1 and December 31, then the Party affected by the event shall have ten (10) days to modify the Contract Quantity for the next Nomination Period to reflect the change to the Contract Quantity as a result of the impact of the forecasted duration of the Force Majeure event. In any event, the actual modification to the Contract Quantity for any Force Majeure excused tonnage shall be calculated as set forth in the Force Majeure provisions in the Confirmation.

4.2 Quarterly Forecasting. On or before thirty (30) days prior to the start of each calendar quarter, Buyer shall provide to Seller in writing a quarterly delivery schedule of Buyer’s good faith estimate of Shipments to be scheduled for delivery during the following calendar quarter (“Quarterly Station Forecast”). Within five (5) business days following receipt of Buyer’s Quarterly Station Forecast, Seller shall provide to Buyer in writing Seller’s good faith estimate of the Shipments from each Source to be made each month in the next calendar quarter (“Quarterly Source Forecast”).

4.3 Scheduling. To fulfill the Contract Quantity obligation of the Parties, Buyer will advise Seller on or before the 15th day of each calendar month of the quantity of Coal and estimated number of Unit Trains it desires to load during the succeeding month (the “Monthly Shipment Volume”) and Buyer’s delivery schedule (“Delivery Schedule”). Seller will then advise Buyer on or before the 20th day of the month of its Sources for the scheduled monthly Shipments and proposed loading dates and Buyer shall advise Seller of the specific transportation arrangements to comply with its Delivery Schedule no later than the 25th of the month (the “Monthly Shipment Notification Date”). The Parties will work together to arrange and receive Shipments to fulfill the Contract Quantity and in accordance with ShipCSX requirements. Buyer and Seller shall exert all Commercially Reasonable Efforts to meet the operational needs of the other Party, taking into consideration the Contract Quantity, Buyer’s and Seller’s scheduled and unscheduled outages, the availability of rail transportation and Unit Trains, Seller’s mine vacation periods and holidays, and the loading, unloading and storage capabilities of each Party. Accordingly, the Parties shall exert all Commercially Reasonable Effort to work toward mutually agreeable Delivery Schedules and make changes in previously established Delivery Schedules if so requested by either Party in order to meet the Contract Quantity requirements or pursuant to Section 4.6.1. The Parties shall provide written notice for scheduled outages and prompt notice of unscheduled outages that will impact delivery. The Parties acknowledge and agree that their respective obligations under this Section 4.3 to meet the operational needs of the other Party do not include changes in Delivery Schedules by either Party in order to take advantage of economic opportunities. If the Parties are not able to agree to a Delivery Schedule, then the quantity of Coal in the Delivery Schedule shall be determined by dividing the remaining Contract Quantity to be delivered in the Contract Year by the number of remaining months, as adjusted for holidays, and the approximate loading dates shall be determined by Seller subject to the agreement of Buyer and Buyer’s Transporter.

4.4 Delivery.

4.4.1 Rail Deliveries. The Coal shall be delivered to Buyer FOB Delivery Point. Title to and risk of loss of the Coal will pass to Buyer upon completion of loading all railcars in each Unit Train and release of the Unit Train to Buyer’s Transporter. Buyer shall furnish suitable Unit Trains for loading and delivery of the Coal. Such Unit Trains shall be compatible with the coal loading facilities utilized by Seller and shall be properly prepared to receive Coal. Seller shall maintain facilities at its sources capable of loading coal twenty-four (24) hours per day, seven days per week into a Unit Train in four (4) hours or less, commencing with the placement of the empty Unit Train for loading. Coal haulage or transportation equipment provided by either Seller or Buyer, as the case may be, shall be clean, dry and suitable for the transportation of Coal. If the Delivery Point is at a Source such that the Coal will have been transported by Unit Train prior to delivery, then title to and risk of loss of the Coal will pass to Buyer upon the transfer of the custody and control of the Unit Trains to Buyer or Buyer’s Transporter.

4.4.2 Bill of Lading. For each delivery, Seller shall send to Buyer and Buyer’s Transporter a bill of lading which shall include the Unit Train number, car numbers, Source, tonnage shipped, shipping date, destination, time loading commenced and finished, and any other information reasonably required by Buyer and agreed to by Seller. Seller shall within twenty-four (24) hours of loading or prior to arrival of the Unit Train at the destination following loading of such Shipment (whichever comes first), send the bill of lading to Buyer by telecopy or other means as agreed to between Buyer and Seller. Seller shall, as soon as is reasonably possible, notify Buyer of any loading deficiencies or delays in loading via telephone or other electronic means with confirmation in writing.

4.4.3 Additional Transportation Charges. If a Party is charged for any increased transportation charges, penalties or other costs, including demurrage, detention or overload charges, attributable to the other Party’s failure to timely and appropriately load or unload the Coal in accordance with the terms of the Confirmation or the requirements of Tariff CSXT 8200 and any applicable Transportation Specification, and if such failure is not due to Force Majeure, failure of the other Party or the other Party’s railcars or Transporter, such failing Party shall promptly reimburse the other for such actual charges, after written notice thereof. Upon request by either Buyer or Seller, if not prohibited by confidentiality, such Tariffs or Transportation Specifications shall be made available for review by the requesting Party, provided that the disclosing Party shall not be required to disclose pricing information. The requesting Party shall sign an appropriate Confidentiality Agreement if requested by the disclosing Party.

4.4.4 Additives. Seller shall make Commercially Reasonable Efforts to treat the Coal with freeze control agents or other additives as directed by Buyer. Buyer shall thereafter reimburse Seller for the actual cost of materials, including reasonable application costs as charged by the Source for application of the freeze control agents, or other additives. Seller shall invoice Buyer and Buyer shall pay Seller for such freeze conditioning in accordance with the provisions of Section 7.1.

4.5 Alternate Source Coal. Seller shall, by giving timely notice as provided in Section 4.3 above, have the option, subject to Buyer’s written approval, not to be unreasonably withheld, to provide the Coal from any alternate source Seller may select (“Alternate Source Coal”). Such alternate source must first be allowed by Buyer’s Transporter and/or transportation contracts as an approved Origin and Shipments from an alternate source shall meet all Transportation Specifications. Any such Alternate Source Coal must comply with all Specifications for the Coal to be replaced and be otherwise acceptable to Buyer. Seller shall cooperate with Buyer in Buyer’s arranging for alternative transportation to allow the Coal supplied from the alternate source to be delivered to Buyer at the same time and at the same Contract Price on an equivalent $/MMBtu and adjusted weighted quality adjusted basis (if SO2 or other quality adjustment is provided in the relevant Confirmations) as if delivery had been made to Buyer from the original Source. Seller shall be solely responsible for any increased transportation, handling, storage and other costs, if any, incurred by Buyer as a result of Seller providing Alternate Source Coal. Seller’s right to furnish Alternate Source Coal shall not affect its right to claim a Force Majeure excuse due to events occurring at the Source(s) identified in the Confirmation.

4.6 Failure to Deliver or Receive Coal. Within seven (7) Business Days after the end of each month, the Parties shall compare the Monthly Shipment Volume for that month to the actual quantity delivered in that month to determine if a shortfall exists. If a cumulative shortfall exists in excess of three (3) Unit Trains (“Shortfall Tonnage”), the following provisions shall apply; provided, however, that the Parties shall first attempt to schedule make-up Coal under 4.6.1 prior to using other remedies provided below.

4.6.1 Make-up Coal Scheduling. If Seller is the Non-Performing Party and its non-performance is not excused by Force Majeure, then at Buyer’s option the Parties shall agree in writing to schedule make-up Coal deliveries or receipts during the balance of the Contract Year or the next Contract Year and the Contract Price for such make-up Coal shall be the applicable Contract Price at the time the Coal should have been delivered. If Buyer is the Non-Performing Party and its non-performance is not excused by Force Majeure, then at Seller’s option the Parties shall agree in writing to schedule make-up Coal deliveries or receipts during the balance of the Contract Year or the next Contract Year and the Contract Price for such make-up Coal shall be the applicable Contract Price at the time the Coal is actually delivered.

4.6.2 Waiver. If requested by the Non-Performing Party, the Performing Party may agree in writing to waive wholly or in part any such Shortfall Tonnage and in that event the Contract Quantity shall be adjusted accordingly. Any such waiver shall not prejudice a Performing Party’s right to claim remedies for a Non-Performing Party’s subsequent failure to deliver or receive Shipments of Coal.

4.6.3 Force Majeure. If the Non-Performing Party has been affected by a Force Majeure event that wholly or partially caused the Shortfall Tonnage, it may elect to claim excuse for non-performance in accordance with the terms and conditions of the Confirmation. If the Non-Performing Party elects not to claim excuse due to such Force Majeure event, then that shall be deemed a waiver of the Force Majeure excuse for the subject event for that month. Any such waiver, or claim of excuse under this Section 4.6.3, shall not affect the Non-Performing Party’s right to claim Force Majeure excuse for subsequent periods even if it is the same continuing Force Majeure event, nor shall such waiver affect a separate Force Majeure event that has not yet caused any Shortfall Tonnage.

4.6.4 Liquidated Damages. In the event that the Shortfall Tonnage is not excused due to an event of Force Majeure and is not resolved under Section 4.6.1 or 4.6.2 above, then the following liquidated damages shall apply.

4.6.4.1 Seller Failure to Deliver. If Seller is the Non-Performing Party, Seller shall pay to Buyer an amount for each ton of the Shortfall Tonnage equal to (A) the commercially reasonable market price at which Buyer is able, or absent an actual purchase within a reasonable time of Seller’s failure, would be able (FOB Delivery Point) to purchase or otherwise receive comparable supplies of Coal of comparable quality on an equivalent $/MMBTU, SO2 adjusted basis plus (i) costs that would reasonably be incurred by Buyer in purchasing such substitute Coal and (ii) additional transportation charges, if any, reasonably incurred by Buyer as a result of taking delivery of replacement Coal at a location other than FOB Delivery Point (“Replacement Price”) minus (B) the Contract Price agreed to for the specific Confirmation; except that if such difference is zero or negative, then neither Party shall have any obligation to make any deficiency payment to the other.

4.6.4.2 Buyer Failure to Accept Delivery. If Buyer is the Non-Performing Party, Buyer shall pay to Seller an amount for each ton of the Shortfall Tonnage equal to (A) the Contract Price applicable to the Shortfall Tonnage plus any storage, transportation or other costs reasonably incurred by Seller in reselling the Coal minus (B) the commercially reasonable market price at which Seller is able, or absent an actual sale within a reasonable time of Buyer’s failure, would be able (FOB Delivery Point), to sell or otherwise dispose of the Coal at the time of Buyer’s failure, (“Sales Price”); except that if such difference is zero or negative, then neither Party shall have any obligation to make any deficiency payment to the other.

4.6.4.3 Contract Quantity. In the event that liquidated damages are paid under this Section 4.6.4 for a shortfall, then the Contract Quantity shall be reduced accordingly.

4.7 Duty to Mitigate. Both Parties shall make Commercially Reasonable Efforts to mitigate any damages hereunder.

4.8 Payment. Payment of amounts, if any, determined under Section 4.6.4 shall be made in accordance with Article 7. All such determinations shall be made in a commercially reasonable manner and the Performing Party shall not be required to enter into any actual replacement transaction in order to determine the Replacement Price or Sales Price as appropriate.

4.9 Damages Stipulation. Each Party stipulates that the payment obligations set forth in Section 4.8 for the damages incurred are a reasonable approximation of the anticipated harm or loss and acknowledges the difficulty of estimation or calculation of actual damages, and each Party hereby waives the right to contest such payments as unenforceable, an unreasonable penalty or otherwise.

4.10 No Buy Out. The liquidated damages provisions of Section 4.6 are intended to apply in the event that a Party fails to meet its contractual obligations without excuse due to Force Majeure events, despite the Party’s reasonable good faith efforts to do so. Nothing in such Section shall be construed as granting a Party the unilateral right to buy out of or to buy down its obligations hereunder, and the limitations of Section 4.6 regarding exclusive remedies and Section 4.9 regarding the reasonableness of liquidated damages shall not be applicable in the event that a Party intentionally fails to perform its obligations under this Base Contract or Confirmation.

4.11 Exclusive Remedy. Subject to Section 4.10, the remedies set forth in Section 4.6 shall be the Performing Party’s exclusive remedies for the Non-Performing Party’s failure to deliver or receive Shipments of Coal under a Confirmation.

Article 5: Specifications, Weighing, Sampling and Analysis

5.1 Specifications. Seller shall cause all Coal delivered to Buyer to comply with the Specifications, taking into account the tolerances allowed for Non-Conforming Shipments as set forth in Article 6. The remedies for Coal supplied failing to meet the Specifications are set forth in Article 6.

5.2 Unit Train Weighing. Shipments delivered into Unit Trains shall be weighed at Seller’s expense by means of a certified batch weighing system, certified belt scale or certified track scale or in the absence of a batch weighing system or track scales for rail weights, official railroad weights. The weights determined thereby (absent manifest error) will be the basis on which invoices will be rendered and payments made.

5.2.1 Testing. Seller shall cause the Source to test, calibrate, and certify its scales at the Source approximately every six (6) months, or more frequently if required by applicable state or federal statute or regulation, to maintain them at a scale accuracy in accordance with the guidelines outlined in the National Bureau of Standards Handbook #44 (H44). Seller shall notify Buyer as soon as it knows the date and time for such testing and calibration. Seller shall retain all records of scale inspection, testing, calibration and certification in accordance with the requirements of Section 7.4.1 and provide copies of same to Buyer.

5.2.2 Inoperative Scales. If the scales at the Source are determined to be inoperative, the weight of such Coal delivered shall be determined by railroad weights, if available. If no railroad weights are available, then the weight of such Coal delivered shall be determined by averaging the lading weight per railcar of the last **** Unit Trains of like railcars under this Base Contract weighed at the Source prior to such breakdown.

5.2.3 Observation/Testing. Buyer shall have the right, but not the duty, to have a representative present at its own risk and expense at any and all times to observe weighing of the Coal, scale testing, calibration, and certification. If either Party should at any time question the accuracy of the scales at the Source, such Party may request a prompt test of such certified batch weighing system, certified belt scale or certified track scale by an independent entity mutually agreed upon by Buyer and Seller. The findings and recommendations of said independent entity shall be binding upon the Parties. If the scales are found to be within H44 tolerance, then Buyer shall pay the costs of the independent test. If the scales are found to be out of H44 tolerance, then Seller shall pay the costs of the independent test, and obtain certification for the scales.

5.3 Sampling and Analysis.

5.3.1 Sampling. The person responsible for the sampling of Coal for each Source mine shall be Seller or Seller’s designee, and shall perform sampling of the Coal pursuant to a Confirmation at Seller’s expense (the “Sampling Person”). The Sampling Person shall cause a representative Coal sample of each Shipment to be taken by mechanical sampler that is in working condition and that has been dynamically bias tested by an independent certified third party within twelve (12) months prior to delivery. In the event the Sampling Person is not able to obtain a sample with biased tested equipment in proper working condition, the Parties shall confer for purposes of reaching agreement as to an alternative means of sampling. Samples shall be taken on an “as-loaded” basis, and analyzed on an “as-received” basis and all sampling, sample preparation and analysis shall be performed in accordance with the current published applicable ASTM standards. Each Party has the right to have a representative present, upon advance notice and at such Party’s sole risk and expense, at the Delivery Point during the loading, weighing and sampling of the Coal.

****	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

5.3.2 Analysis Splits. Each sample shall be riffled and divided into three parts of 2,000 grams each in accordance with the then current ASTM standards and placed in separate moisture/air tight containers. One part of each sample will be analyzed by the Analysis Person; one part shall be retained by the Sampling Person for a period of sixty (60) days or shipped as Buyer directs; and one part shall be retained by the Sampling Person for a period of sixty (60) days to be used for a referee analysis, if necessary.

5.3.3 Analysis Procedures. The entity responsible for Coal quality analysis shall be an independent certified laboratory (the “Analysis Person”). The Analysis Person shall be chosen by good faith agreement of the Parties, and if the Parties fail to agree as to the Analysis Person, then Seller shall select the Analysis Person. The Analysis Person shall, at Seller’s expense, perform, on an “as-received” basis, a per Unit Train short proximate analysis, which shall include total moisture, ash, Btu/lbs, sulfur( % and lbs SO2/mmBtu), HGI, chlorine, and ash fusion (reducing). The Analysis Person shall also perform, on a quarterly “as-received” basis for each Source mine, a composite analysis of all trains loaded at the Source mines to all customers, which shall include the short proximate, ultimate, forms of sulfur, water soluble alkalines, full ash fusion temperatures, ash chemistry and trace element analysis, as more specifically identified in Schedule 7 attached to a Confirmation. At the request of either Buyer or Seller, and at the expense of the requesting Party, additional analyses may be performed.

5.3.4 Analysis Results/Objections. The Sampling Person shall report, or shall cause to be reported, the results of the short proximate analysis to Buyer and Seller along with Shipment number, weight and shipping data (“Shipping Report”) within three (3) days of sampling by sending a report electronically to Buyer’s Fuel Department at e-mail address at nparvin@seminole-electric.com, and to Seller at e-mail address jboswell@arlp.com. Upon request, the Analysis Person shall send a second electronic copy of the Shipping Report to the Seminole Generating Station. By notice to the Sampling Person within twenty-four (24) hours after delivery of the Shipping Report and in any event prior to unloading of the Coal at the destination, Buyer or Seller may object to the analysis (the “Objecting Person”), and if so, the Sampling Person shall submit the retained sample to an independent testing laboratory selected by and unaffiliated with the Objecting Person for an independent analysis. If the results of the independent analysis for all Specifications are within then current ASTM standard practices for conducting an interlaboratory study to determine the precision of a test method for reproducibility limits, the original short proximate shall control and the costs of the independent analysis shall be paid by the Objecting Person. If such results for any Specification are not within such Reproducibility Limits, the results of the independent analysis shall control and the costs of the independent analysis shall be borne by the non-Objecting Person. All analyses shall be performed in accordance with the then current published applicable ASTM standards.

5.3.5 Use of Analysis. The Sampling Person’s samples of Coal representing each Shipment and the analysis thereof shall be used to determine quality adjustments pursuant to Section 6.1 (including inert penalty calculations and monthly weighted average Btu/lb, sulfur, moisture, and ash premium/penalty calculations) and any rejection, suspension or cancellation rights pursuant to Sections 6.2, 6.3 or 6.4.

5.3.6 Rounding and Significant Digits. All calculations will use floating decimals with the final operation being rounded to the significant digits to the right of the decimal place as follows:

Btu/lb. will be zero (0)	nn,nnn.
Grindability will be zero (0)	nn.
Tons will be two (2)	nn,nnn.nn
Invoice Dollars for payment will be two (2)	nnn,nnn.nn
Parts per million (ppm) will be two (2)	nn.nn
All ratios will be two (2)	nn.nn
All percents (%) will be two (2)	nn.nn
All degrees Fahrenheit (0F) will be zero (0)	n,nnn.
SO2 lbs/MMBtu will be two (2)	nn.nn
Price in Dollars per ton will be four (4)	nn.nnnn
Quality Dollars per ton will be three (3)	n.nnn

Items not specified above will use the industry standards for significant digits to the right of the decimal place.

5.4 Beneficiated or Washed Coal. Seller shall provide an analysis indicating Btu/lb, moisture, Sulfur, and ash on all raw Coal which is subjected to beneficiation and/or washing to produce Coal meeting the Specifications. Within five (5) Business Days following the end of a each calendar month in which Shipments were made, Seller shall send or have the Sampling Person send Buyer, by electronic e-mail, a report showing the preceding monthly weighted average raw quality for Coal which was subject to beneficiation or washing for Buyer. Said report shall indicate the percentage of beneficiated Coal contained in Shipments to Buyer.

Article 6: Quality Adjustments; Rejection, Suspension and Cancellation Rights

6.1 Quality Adjustments. If Coal delivered under a Confirmation varies from the Specifications and Buyer does not exercise its rejection and/or suspension rights, quality adjustments shall be calculated pursuant to the formulas set forth in the relevant Confirmation. Within ten (10) days after the end of each month during the Term for each Confirmation, the quality adjustments for each Confirmation shall be netted against each other and the net quality adjustment for all Shipments during such month shall be determined by Seller. Buyer shall pay Seller the net positive adjustment, if any, or Seller shall credit Buyer the net negative adjustment, if any, on the next invoice (or pay such amount to Buyer in the event no further invoices are due) in accordance with the billing and payment terms of Article 7.

6.2 Rejection Rights. If any Shipment triggers any of the Rejection Limits set forth in a Confirmation (a “Non-Conforming Shipment”), then Buyer shall have the option, exercisable by notice to Seller within two (2) Business Days of Buyer’s receipt of the Shipping Report, of either (a) rejecting such Non-Conforming Shipment at the Delivery Point or in route, but prior to unloading from Transporter’s equipment, or (b) accepting any Non-Conforming Shipment with a Contract Price adjustment agreed to between Seller and Buyer. If Buyer fails timely to exercise its rejection rights under this Section 6.2 as to a Shipment, Buyer shall be deemed to have waived such rights to reject with respect to that Shipment only. Buyer’s failure to timely exercise such notice does not however, constitute a waiver of its right to any penalty adjustment provided for herein or in the relevant Confirmation with respect to such Non-Conforming Shipment. If Buyer timely rejects the Non-Conforming Shipment, title, if already passed, shall revert to Seller. Seller shall then be responsible for promptly transporting the rejected Coal to an alternative destination determined by Seller and, if applicable, promptly unloading such Coal. Seller shall reimburse Buyer for all reasonable costs and expenses associated with the transportation, storage, handling and removal of the Non-Conforming Shipment. Seller shall, at Buyer’s election, provide a Shipment to make up for the Non-Conforming Shipment within a reasonable period of time and pursuant to Section 4.6.1 above, provided that Buyer gives written notice to Seller of its election within two (2) Business Days after Buyer’s notice of rejection of the Non-Conforming Shipment.

6.3 Suspension Rights. Suspension rights shall be determined on a monthly weighted average basis for all coal shipped from all Sources. If any such determination triggers any of the Suspension Limits set forth in a Confirmation, then Buyer may upon written notice to Seller suspend the receipt of future Shipments (except Shipments already loaded or in transit to Buyer) under such Confirmation. A waiver by Buyer of the suspension right for any Shipment(s) shall not constitute a waiver for subsequent Shipments. If Seller, within ten (10) days of its receipt of such notice, provides adequate assurances in writing to Buyer that future Shipments under the Confirmation will not trigger any of the Suspension Limits and Buyer has accepted such assurances (such acceptance not to be unreasonably withheld), Shipments shall resume and any tonnage deficiencies during such suspension period shall be made up within the Term at Buyer’s option. If (i) Seller fails to provide such acceptable assurances within such ten (10) day period, or after such assurances are provided and at any time within a period of **** thereafter, should Seller fail to meet the Suspension Limits for which there was a prior suspension under such Confirmation, then such failure shall constitute an Event of Default with respect to such Confirmation.

6.4 Cancellation Rights. Cancellation rights shall be determined on a weighted average basis for all coal shipped from all Sources during any sixty (60) day period, or during any period in which at least **** tons of Coal is received, whichever is greater. If any such determination 1) triggers any of the Cancellation Limits set forth in a Confirmation; or 2)concludes that there are unforeseen adverse burning characteristics of the Coal at Buyer’s Generating Station, which cannot be corrected by Buyer with an expenditure of funds deemed by Buyer, in its sole discretion, to be prudent and reasonable, then Buyer may upon providing fifteen (15) days written notice to Seller suspend the receipt of future Shipments (except Shipments already loaded or in transit to Buyer) under such Confirmation. A waiver by Buyer of the suspension right for any Shipment(s) shall not constitute a waiver for subsequent Shipments. If Seller, within thirty (30) days of its receipt of such notice, provides adequate assurances in writing to Buyer that future Shipments under the Confirmation will not trigger any of the Cancellation Limits and will not contain any such adverse burning characteristics and Buyer has accepted such assurances (such acceptance not to be unreasonably withheld), Shipments shall resume and any tonnage deficiencies during such suspension period shall be made up within the Term at Buyer’s option. If Seller fails to provide such acceptable assurances within such thirty (30) day period, or after such assurances are provided and if, within **** from the date of such notice of adequate assurances, should Seller fail to meet the Cancellation Limits for which there was a prior suspension under such Confirmation, or delivers Coal that has such adverse burning characteristics, then

****	INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

Buyer may terminate the Confirmation, in which event neither Party shall have any further rights or obligations under the Confirmation other than those with respect to performance required hereunder prior to the effective date of such termination. If Buyer does not elect to terminate, performance of the Confirmation shall be resumed. A waiver by Buyer of the termination right for any Shipment(s) shall not constitute a waiver for subsequent Shipments.

6.5 Exclusive Remedies. The price adjustments and remedies set forth in this Section 6 (including pursuit of remedies for an Event of Default under Section 6.3) shall be Buyer’s sole and exclusive remedies for Seller’s failure to deliver Coal conforming to the specifications of Section 5.1.

Article 7: Settlements

7.1 Billing and Payment.

7.1.1 Invoicing and Payment. After the delivery of each Shipment during the Term for each Confirmation, Seller shall provide an invoice setting forth the aggregate Contract Price owed to Seller for the Coal actually delivered to Buyer at the Delivery Point. During the Term for each Confirmation, Seller shall also provide a monthly or quarterly invoice, as necessary under applicable Sections, setting forth: (i) any quality adjustments and supporting calculations determined pursuant to Section 6.1; (ii) any transportation or other charges owed by Buyer or Seller to the other pursuant to this Base Contract; (iii) any amounts due pursuant to Section 4.6; and (iv) any Early Termination Payment pursuant to Section 10.3. No later than ten (10) Business Days after receipt of a Party’s invoice (or if such day is not a Business Day, the immediately following Business Day), the receiving Party shall pay, by wire transfer in immediately available United States funds, the amount set forth on such invoice along with the necessary information enabling reconciliation to the relevant Shipment.

7.1.2 Invoice Disputes. If the receiving Party in good faith reasonably disputes an invoice, it shall provide a written explanation specifying in detail the basis for the dispute and pay any undisputed portion no later than the due date. If any amount disputed by the receiving Party is subsequently determined to be due, it shall be paid within ten (10) Business Days of such determination along with interest accrued at the Interest Rate from the original due date until the date paid.

7.1.3 Failure to Timely Pay. If any Party fails to pay amounts under this Base Contract when due and such payment is not remedied within five (5) Business Days after written notice thereof (provided the payment is not subject to good faith dispute as described in Section 7.1.2), in addition to the rights and remedies provided in this Base Contract, the aggrieved Party shall have the right to: (i) suspend performance under this Base Contract until such amounts plus interest at the Interest Rate have been paid, and/or (ii) exercise any remedy available at law or in equity to enforce payment of such amount plus interest at the Interest Rate.

7.2 Netting and Set off. If under any Confirmation the Parties are required to pay any amount on the same day or in the same month, then such amounts with respect to each Party may be aggregated and the Parties may discharge their obligations to pay through netting, in which case the Party, if any, owing the greater aggregate amount may pay to the other Party the difference between the amounts owed. Each Party reserves to itself all rights, setoffs, counterclaims, combination of accounts, liens and other remedies and defenses which such Party has or may be entitled to (whether by operation of law or otherwise).

7.3 Record Keeping. Each Party shall maintain accurate records and books of account showing all payments, price revisions, credits, debits, weights, analyses and all other data relating to Coal sales and purchases made pursuant to this Base Contract. Such records shall be retained for a period at least as long as the time necessary to enable each Party’s audit rights set forth below in Section 7.4.1.

7.4 Audit.

7.4.1 Audit Rights. Up to two (2) times per Contract Year, each Party shall have the right at its sole expense during normal working hours and upon reasonable prior written notice to the other, to audit, through its agents, employees or any independent auditor or consultant, the appropriate records and books of the other pertaining to Shipments or other matters occurring within the previous four (4) Contract Years, for the purpose of reviewing the determination of Contract Price, production or severance taxes, royalties, invoice payments, or the other Party’s performance or nonperformance under this Base Contract. If any such audit discloses that any error has occurred and, as a result thereof, an overpayment or an underpayment has been made, the amount thereof shall promptly be paid to the Party to whom it is owed by the other Party, provided that each Party hereto has the right to contest the results of such audit under Article 11. Rights of the Parties under this Section shall survive for a period of four (4) years after such termination of a Confirmation or this Base Contract.

7.4.2 Cost Adjustment Provisions. The cost adjustment provisions for which actual cost audit is appropriate with regard to determination of Contract Price are indices, annual or quarterly price adjustments, royalties, production or severance taxes/fees, governmental adjustments as provided for in the Confirmation.

7.4.3 Confidential Information. Any information obtained through such review shall be confidential and under no circumstances shall be disclosed to any third person unless required by legal process or governmental authority. The party requesting an independent audit shall direct its legal counsel, auditors or consultants similarly to protect the information reviewed.

7.4.4 Audit Limitation. Nothing in Section 7.4 shall bar any rights of the Parties under this Base Contract, other than the four (4) year audit limitation.

Article 8: Force Majeure

Force Majeure events and relief shall be as provided for in the Confirmation.

Article 9: Legislative and Regulatory Changes

9.1 Rules. The Parties acknowledge that this Base Contract is predicated in part on the laws, court orders or decisions, regulations, and orders of regulatory authorities in effect on the Base Effective Date (“Rules”) and on the anticipated cost of complying with the Rules.

9.2 Changes. The Parties recognize that after the Base Effective Date, legislative or regulatory bodies or courts may enact new Rules, make changes in Rules in effect on the Base Effective Date, or change the interpretation or enforcement of the Rules (collectively “Rule Changes”). The effect of such Rule Changes could be: (i) to make it commercially impracticable or uneconomical for Buyer to utilize some or all of the Coal; or, (ii) to substantially increase Seller’s costs in producing the Coal.

9.3 Mitigate or Terminate. If any of the effects described above occur, the Parties shall make reasonable efforts to avoid or mitigate the effects of the Rule Changes; provided, however, the initiation, conduct, and termination of any Legal Proceedings shall in all events be within the sole discretion of the Party affected by the Rule Changes. If actions taken by the Parties do not avoid or mitigate the effect of the Rule Changes, or if in the affected Party’s good faith judgment no steps are feasible that would enable compliance with the Rule Changes at a reasonable cost, then either Party shall have the right to terminate any affected Confirmation without penalty or further obligation upon not less than sixty (60) days’ prior written notice to the other Party. Written notice shall include sufficient documentation to allow the other Party to verify the noticing Party’s compliance with the requirements of this Article.

9.4 Reduced Volume of Coal. If Buyer, in its commercially reasonable judgment, can mitigate the effects of the Rule Changes by utilizing reduced volumes of Coal, the Parties shall negotiate in good faith to amend affected Confirmations as necessary or appropriate, to account for the Rule Changes. If such good faith negotiations do not result in an amendment being executed within sixty (60) days, Buyer may terminate the affected Confirmations without penalty or further obligation upon not less than thirty (30) days’ written notice.

9.5 Modified Specifications of Coal. If Buyer, in its commercially reasonable judgment, determines that it can mitigate the effects of the Rule Changes by utilizing Coal with different specifications or qualities, the Parties shall negotiate in good faith to amend the affected Confirmations as necessary or appropriate, to account for the Rule Changes. If such good faith negotiations do not result in an amendment being executed within sixty (60) days, Buyer may terminate the affected Confirmations without penalty or further obligation upon not less than thirty (30) days written notice.

Article 10: Events of Default, Non-Performance, Remedies and Limitation of Liability

10.1 Events of Default. An event of default (“Event of Default”) with respect to a Party (the “Defaulting Party”) shall mean any of the following:

10.1.1 Failure to Pay. The failure of Defaulting Party to pay when due any required payment where such failure is not remedied within five (5) Business Days after written notice thereof (provided the payment is not subject to a good faith dispute as described in Section 7.1.2).

10.1.2 Failure of Other Obligations. The failure of the Defaulting Party to comply with its other material obligations under a Confirmation or this Base Contract (except to the extent constituting a separate Event of Default hereunder and except for (a) such Party’s obligations to deliver or receive Coal, under circumstances where the remedies provided for in Section 4.6 are applicable, and (b) Seller’s failure to supply Coal that conforms to the Specifications requirement of Section 5.1, for which price adjustment under Section 6.1, or the remedies in Section 6.2, are Buyer’s exclusive remedy), where such failure continues uncured for twenty (20) Business Days after written notice thereof; provided, that if it shall be impracticable or impossible to cure such failure within such twenty (20) Business Day period, the cure period shall be extended for an additional period (not to exceed twenty (20) days) reasonably necessary to remedy such failure subject to the condition that during the additional period the Defaulting Party shall be diligently pursuing a cure for the failure.

10.1.3 Bankruptcy. The Defaulting Party shall be subject to a Bankruptcy Proceeding.

10.1.4 Failure of Guarantor. The failure of a Party’s Guarantor to perform any covenant in its guaranty, such guaranty expires, is terminated or ceases to guarantee the obligations of such Party under this Base Contract or any Confirmation, or such Guarantor becomes subject to a Bankruptcy Proceeding.

10.1.5 Suspension of Shipments. An event described in the last sentence of Section 6.3 has occurred with respect to a Confirmation.

10.1.6 Breach of Representation. Any representation or warranty made by a Party herein shall prove to be untrue in any material respect when made.

10.2 Early Termination. Upon the occurrence and during the continuance of an Event of Default, as to the Defaulting Party, the other Party (the “Non-Defaulting Party”) may, in its sole discretion, (a) accelerate and liquidate the Parties’ respective obligations under the Confirmations that gave rise to the Event of Default by establishing, and notifying the Defaulting Party of, a termination date (which shall be no earlier than twenty (20) days and no later than thirty (30) days after the date of such notice) on which the Confirmation shall terminate and be liquidated pursuant to Section 10.3 (“Early Termination Date”), and/or (b) withhold any payments due to the Defaulting Party until such Event of Default is cured, and/or (c) suspend performance of its obligations under this Base Contract and the Confirmation subject to the Event of Default until such Event of Default is cured; provided, however, that in no event shall any withholding of payment or suspension of performance under this Section 10.2 continue for longer than fifteen (15) Business Days with respect to any single Confirmation unless an Early Termination Date shall have been declared and notice thereof given pursuant to this Section 10.2. The foregoing notwithstanding, if the Event of Default is other than the ones described in Sections 10.1.1, 10.1.2 or 10.1.5 above, the Non-Defaulting Party may, in its sole discretion, elect to establish an Early Termination Date and terminate all (but not less than all) Confirmation(s) under this Base Contract and pursue both the remedies provided for in Section 4.6 for damages accrued prior to the Early Termination Date and to liquidate pursuant to Section 10.3 for all remaining Coal that has yet to be delivered under the Confirmations. If notice of an Early Termination Date is given under this Section 10.2, the Early Termination Date will occur on the designated date, whether or not the relevant Event(s) of Default is then continuing. Any rights of a Non-Defaulting Party under this Section 10.2 shall be in addition to such Non-Defaulting Party’s other rights under this Article 10.

10.3 Early Termination Payment. If an Early Termination Date is established, the Non-Defaulting Party shall in good faith calculate its Gains or Losses, and Costs, resulting from the termination of the terminated Confirmation(s), aggregate such Gains or Losses, and Costs, with respect to all terminated Confirmations into a single net amount, and then notify the Defaulting Party of the net amount owed or owing. If the Non-Defaulting Party’s aggregate Losses and Costs exceed its aggregate Gains, the Defaulting Party shall, within five (5) days of its receipt of such notice pay the net amount to the Non-Defaulting Party, including interest at the Interest Rate from the Early Termination Date until paid. If the Non-Defaulting Party’s aggregate Gains exceed its aggregate Losses and Costs, then no payment shall be required. The Non-Defaulting Party shall determine its Gains or Losses, and Costs, as of the Early Termination Date, or, if that is not possible, at the earliest date thereafter that is reasonably possible. If an Event of Default occurs, the Non-Defaulting Party may (at its election) set off any or all amounts which the Defaulting Party owes to the Non-Defaulting Party (under this Base Contract and the terminated Confirmation(s)) against any or all amounts which the Non-Defaulting Party owes to the Defaulting Party (under this Base Contract and the terminated Confirmation(s)). The Non-Defaulting Party shall make Commercially Reasonable Efforts to mitigate any costs and damages that it is entitled to hereunder and act at all times in a commercially reasonable manner. The Defaulting Party shall have the right to audit (through a third party independent auditor mutually agreed to by the Parties) the calculation of all such Gains, Losses and Costs.

10.4 Remedies; No Waiver. Except as otherwise specifically provided herein or in a Confirmation, upon an Event of Default, each Party shall have all rights and remedies available in law or equity (including termination). Failure of a Party to exercise any remedies on default for any period or periods shall not operate as an estoppel or as a waiver, or prevent it at any subsequent time from electing to exercise any rights as to any subsequent default hereunder.

10.5 Expenses. The Defaulting Party will, on demand, indemnify and hold harmless the Non-Defaulting Party for and against all reasonable out-of-pocket expenses, including Legal Costs, incurred by the Non-Defaulting Party by reason of the enforcement and protection of its rights under this Base Contract or any Confirmation by reason of an Event of Default or an early termination of a Confirmation, including, but not limited to, costs of collection.

10.6 Limitation of Liability. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS BASE CONTRACT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS HEREIN PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE NON-PERFORMING OR DEFAULTING PARTY’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED UNLESS OTHERWISE PROVIDED IN THIS BASE CONTRACT. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY HEREIN PROVIDED, THE NON-PERFORMING OR DEFAULTING PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS, OR BUSINESS INTERRUPTION DAMAGES, WHETHER BY STATUTE, IN TORT OR IN CONTRACT, UNDER THIS BASE CONTRACT, ANY CONFIRMATION, ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT EXCEPT AS OTHERWISE PROVIDED IN THIS BASE CONTRACT, THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE IS SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

Article 11: Dispute Resolution

11.1 Dispute Resolution. In the event the Parties are unable to resolve any dispute relating to this Base Contract or any Confirmation (except a dispute which only can be resolved through an action for injunctive relief, which always may be pursued in a court of competent jurisdiction), such dispute shall be resolved by binding, self-administered arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). A single arbitrator shall be selected by the Parties within sixty (60) days after a written demand for arbitration is made. Demand for arbitration shall be made within a reasonable time after the dispute has arisen, and in no event shall it be made after the date when institution of Legal Proceedings based on such dispute would be barred by the applicable statute of limitations. If the Parties cannot agree on the arbitrator within sixty (60) days after a written demand is made, then either Party may file a motion or application with the Chief Judge (or Acting Chief Judge) of the United States District Court for the Middle District of Florida to appoint the arbitrator. Any arbitrator chosen shall be a disinterested party. The arbitrator shall resolve any submitted dispute in accordance with the laws of the State of Florida. Venue for arbitration shall be Hillsborough County, Florida. The arbitrator’s reasoned opinion shall be in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based, and shall be rendered within one hundred eighty (180) days following selection of the arbitrator unless the Parties mutually agree to extend said time. Each Party shall be entitled to discovery in accordance with the Federal Rules of Civil Procedure. Only damages allowed pursuant to this Base Contract may be awarded, and the arbitrator shall have no authority to award equitable relief or treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Florida law. The decision of the arbitrator shall be final, and a judgment based thereon may be sought in a court of competent jurisdiction. Any expenses incurred in connection with hiring the arbitrator and administering the arbitration shall be shared and paid equally between the Parties. Each Party shall bear its own costs, including attorney and expert witness fees, incurred in connection with the arbitration.

Article 12: Miscellaneous

12.1 Successors and Assigns; Assignment. This Base Contract shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. However, no Party shall assign this Base Contract or any Confirmation or any of its rights or obligations hereunder or under any Confirmation without the prior written consent of the other Party. Notwithstanding the foregoing, any Party may, without the need for consent from the other Party, (a) transfer, sell, pledge, encumber or assign this Base Contract and/or any Confirmation or the accounts, revenues or proceeds hereof or thereof in connection with any financing or other financial arrangements; (b) transfer or assign this Base Contract and/or any Confirmation to an Affiliate of such Party as long as the Affiliate is at least as creditworthy as the assignor; or (c) transfer or assign this Base Contract and/or any Confirmation to any Person succeeding to all or substantially all of the assets of such Party by way of merger, reorganization or otherwise and if such Person succeeding has a creditworthiness equal to or higher than that of such Party; provided, however, that no such actions shall in any way relieve the assignor or the Guarantor from liability for full performance under this Base Contract and the Confirmations. Any such assignee shall assume and agree to be bound by the terms and conditions of this Base Contract and such Confirmations.

12.2 Warranties. OTHER THAN THOSE EXPRESSLY PROVIDED IN THIS BASE CONTRACT OR IN A CONFIRMATION, SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, IN CONNECTION WITH THE SALE AND PURCHASE OF COAL HEREUNDER. ALL WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE ARE SPECIFICALLY EXCLUDED. SELLER MAKES NO WARRANTY CONCERNING THE SUITABILITY OF COAL DELIVERED HEREUNDER FOR USE IN ANY FACILITIES.

12.3 Indemnification. Seller shall indemnify, save, hold harmless and defend Buyer, Buyer’s member cooperatives, affiliates and subsidiaries, successors, assigns and each of their respective trustees, officers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against all claims, losses, liabilities, costs, or suits by third parties arising out of personal injury, death or damage to property arising out of or in any way connected with Seller’s performance or non-performance hereunder (negligent or otherwise), except to the extent any such claims, losses, liabilities, costs, or suits are due to an intentional act or omission of any of the Buyer Indemnified Parties, or their subcontractors or agents.

Buyer shall indemnify, save, hold harmless and defend Seller, Seller’s parent, affiliates and subsidiaries, successors, assigns and each of their respective shareholders, directors, officers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against all claims, losses, liabilities, costs, or suits by third parties arising out of personal injury, death or damage to property arising out of or in any way connected with Buyer’s performance or non-performance hereunder (negligent or otherwise), except to the extent any such claims, losses, liabilities, costs, or suits are due to an intentional act or omission of any of the Seller Indemnified Parties, or their subcontractors or agents.

12.4 Compliance. Seller, its agents, representatives, contractors, subcontractors, or employees in performing all activities directly and indirectly related to this Contract shall use Commercially Reasonable Efforts to comply with all applicable federal, state and local laws, rules, regulations, codes, and ordinances.

12.5 Notices. All notices, requests, statements or payments shall be sent as indicated on the Cover Sheet. Unless expressly provided otherwise, notices shall be in writing and delivered by letter, facsimile, electronically or other documentary form. Notice by facsimile, electronic means or hand delivery shall be deemed to have been received by the close of Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close of the Business Day in which case it shall be deemed received at the close of the next Business Day). Notice by overnight mail or courier shall be deemed to have been received on the business day accepted and signed for by the receiving party. A Party may change its address by providing notice in accordance with this Section 12.5.

12.6 Confidentiality. No Party shall disclose, without the prior written consent of the other Party, the terms of this Base Contract or any Confirmation to a third party (other than a Party’s and its Affiliates’ employees, agents, counsel, accountants, consultants, Board of Directors, Trustees, Member Cooperatives, financial institutions, and governing agencies). However, disclosure may be made: (i) to prospective purchasers of a Party, or of all or substantially all of a Party’s assets, or of any rights under this Base Contract or any Confirmations, who have agreed to keep such terms confidential; or, (ii) in order to comply with any applicable law, order, regulation or exchange rule; or, (iii) Buyer’s Transporter regarding Coal tonnage and delivery schedule information. Each Party shall notify the other Party of any proceeding of which it is aware which may result in disclosure and make Commercially Reasonable Efforts to prevent or limit the disclosure. With respect to information provided with respect to a Confirmation, this obligation shall survive for a period of one (1) year following the expiration or termination of such Confirmation. With respect to the contents of this Base Contract, this obligation shall survive for a period of one (1) year following the expiration or termination of this Base Contract.

12.7 Governing Law. THIS BASE CONTRACT AND EACH CONFIRMATION AND THE RIGHTS AND DUTIES OF THE PARTIES ARISING HEREFROM AND THEREFROM SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

12.8 Entire Agreement; Amendments; Interpretation. This Base Contract and Exhibits hereto if any, and each Confirmation, constitute the entire agreement between the Parties relating to the subject matter contemplated by this Base Contract and supersedes any prior or contemporaneous agreements or representations affecting the same. No amendment, modification or change to this Base Contract shall be enforceable unless reduced to a writing executed by the Party against whom such amendment, modification or change is sought to be enforced and specifically referencing this Base Contract. The Parties acknowledge that each Party and its counsel have reviewed and revised this Base Contract and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be used in interpretation of this Base Contract.

12.9 Counterparts; Severability; Survival. This Base Contract and each Confirmation may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument. Except as may otherwise be stated herein, any provision hereof that is declared or rendered unlawful by any applicable court of law or regulatory agency, or deemed unlawful because of a statutory change, will not otherwise affect the lawful obligations that arise under this Base Contract or a Confirmation. In the event any provision of this Base Contract is declared unlawful, the Parties will promptly renegotiate to restore this Base Contract or such Confirmation as near as possible to its original intent and effect. All indemnity rights shall survive the termination of this Base Contract in full for a period of two (2) years.

12.10 Non-Waiver; Duty to Mitigate; No Partnership or Third Party Beneficiaries. No waiver by any Party of any of its rights with respect to the other Party or with respect to any matter or default arising in connection with this Base Contract shall be construed as a waiver of any subsequent right, matter or default whether of a like kind or different nature. Any waiver shall be in writing signed by the waiving Party. Each Party agrees that it has a duty to mitigate damages. Nothing contained in this Base Contract or in any Confirmation shall be construed or constitute any Party as the employee, agent, partner, joint venturer or contractor of the other Party. This Base Contract and each Confirmation is made and entered into for the sole protection and legal benefit of the Parties, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with this Base Contract or any Confirmation.

12.11 Forward Contract. The Parties agree that Confirmations for the sale and purchase of Coal shall constitute “forward contracts”, and that the Parties shall constitute “forward contract merchants” within the meaning of the United States Bankruptcy Code.

12.12 Taxes and Other Liabilities. Each Party shall make Commercially Reasonable Efforts to administer this Base Contract and implement the provisions in accordance with the intent to minimize Taxes within the good faith parameters of the law. Seller shall be solely responsible as to any Confirmation for all assessments, fees, costs, royalties, black lung fees, reclamation fees, expenses and Taxes imposed by governmental authorities or other third parties (“Third Party Impositions”) relating to the mining, beneficiation, production, sale, use, loading and delivery of Coal to Buyer or in any way accrued or levied prior to the transfer of title to the Coal to Buyer. The risk of any change in such Third Party Impositions shall be borne solely by Seller. Buyer shall be solely responsible as to any Confirmation for Third Party Impositions relating to the Coal accrued or levied at or after the transfer of title to the Coal to Buyer, including, but not limited to, sales or use tax if applicable.

12.13 Financial Information. Periodically a Party shall have the right to request updated financial information from the other Party or Party’s Guarantor in order to verify credit worthiness. Upon such request, the requesting Party shall execute a Confidentiality Agreement requested by the other Party’s Guarantor, after which the other Party’s Guarantor shall promptly furnish financial information, required in order to verify credit worthiness. A Party’s Guarantor will be deemed to have satisfied its obligations under this Section to the same extent that such financial information is available to the other Party electronically from the SEC or EDGAR.